3: Investment Advisory Agreement

Amended Investment Advisory Agreement

Calvert Asset Management Company, Inc.

Calvert Variable Series, Inc.

Schedule A

As compensation pursuant to Section 4 of the Investment Advisory Agreement between Calvert Asset Management Company, Inc. (the "Advisor") and Calvert Variable Series, Inc. ("CVS") dated March 1, 1999, with respect to the CVS Portfolios shown below, the Advisor is entitled to receive from the listed Portfolios an annual advisory fee (the "Fee") as shown below. The Fee shall be computed daily and payable monthly, based on the average daily net assets of the appropriate Portfolio.

CVS Social Money Market 0.30% of the value of the first $250 million

0.275% of the next $250 million; and

0.25% of assets over $500 million

CVS Social Balanced 0.425% of the value of the first $500 million

0.375% of the next $500 million

0.325% of assets over $1 billion

CVS Social Mid Cap Growth 0.65%

CVS Social Small Cap Growth 0.75%

CVS Social International Equity 0.75% of the value of the first $250 million

0.725% of the next $250 million; and

0.675% of assets over $500 million

CVS Social Equity 0.55%

CVS Income 0.45%

Adopted December __, 2001